Carrier
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33410

June 24, 2024
Jurgen Timperman
President, Fire & Security
7778 SE County Estates Way
Jupiter, FL 33458

Dear Jurgen,
This letter agreement (this “Agreement”) sets forth certain terms and conditions relating to your separation from service with Carrier Global Corporation and its subsidiaries (the “Company”).
Your last day of employment will be July 1, 2024 (the “Separation Date”) and you will be entitled to the following benefits upon your separation from service as President, Fire & Security of the Company, the amounts of which are set forth in detail on Schedule I, subject to the terms and conditions set forth below.
1.ELG Award: You will become fully vested in your restricted stock units (“RSUs”) granted on October 16, 2017 pursuant to the legacy United Technologies Corporation Long-Term Incentive Plan (the “ELG Award”) [because your separation from service qualifies as a “Mutually Agreeable Termination” under the ELG Award] and will settle in shares of the Company as soon as reasonably practicable, but in no event later than 30 days following the effective date of the Release (as defined below).

2. 2022 and 2023 Equity Awards: You will become fully vested in your stock appreciation rights (“SARs”) and performance share units (“PSUs”) granted on February 2, 2022 and on February 1, 2023 under the Company’s 2020 Long-Term Incentive Plan (“LTIP”) (the “Equity Awards”). Your PSUs will vest, as scheduled, with final vesting, based on actual final performance and will settle in shares of the Company at the same time shares are delivered to active employees. Your vested SARs will remain exercisable for five years following the Separation Date.

3.Retention Bonus Award: Based on the substantial completion of certain exit transactions in connection with the divestiture of the Fire & Security business of the Company, you will be paid your retention bonus under that certain Retention Bonus Letter provided to you by the Company on June 8, 2023 in the amounts set forth on Schedule I as soon as reasonably practicable, but in no event later than 60 days following, the effective date of the Release.

4.Prorated Bonus; Continuation of Benefits: Under the Company’s Senior Executive Severance Plan (the “Severance Plan”), you will receive a prorated annual bonus based on actual business performance for fiscal year 2024 (“Prorated Bonus”), calculated based on the number of days you worked in the fiscal year through the Separation Date, payable no later than 60 days following the effective date of the Release. In addition, for 12 months following termination, you will receive the continued healthcare and transition benefits and outplacement services under the Severance Plan. For the avoidance of doubt, after giving effect to Section 3.2 of the Severance Plan, no payments in respect of Section 3.1(a)(i) of the Severance Plan will be payable to you (i.e., since the value of the fully vested ELG Award described in this Agreement exceeds the value of any payments under Section 3.1(a)(i) of the Severance Plan).

Except as otherwise set forth herein, you acknowledge that you are not entitled to any additional payments, compensation or severance of any kind whatsoever, whether under contract or arising under applicable law or regulations. Notwithstanding anything in this Agreement or the Release, you are not waiving any rights to amounts you are vested in under the Company’s Savings Restoration Plan ($606,508) and the Company’s Automatic Contribution Excess Plan ($293,916), which will be distributed as set forth in those plan terms, subject to compliance with Section 409A of the tax code, and any accrued but unpaid vacation through the Separation Date.

The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), will be compliant with or exempt from Section 409A. Notwithstanding the foregoing, the Company will have no obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

You acknowledge and agree that as a condition to receipt of the payments provided hereunder, you will continue to abide by the terms of all of the restrictive covenants and post-employment obligations set forth in the LTIP and schedules of terms (including the attachments thereto) governing the Equity Awards, including, but not limited to, the perpetual confidentiality, two-year non-competition, two-year non-solicitation of employees, customers and suppliers and perpetual non-disparagement covenants set forth thereunder, and any other agreement between you and the Company that by their terms survive your separation from service (the “Continuing Obligations”).

The Company’s obligation to make the Severance Payments is expressly conditioned on (i) your continued compliance with the Continuing Obligations, (ii) your execution of this Agreement and the Release of Claims substantially in the form attached hereto as Exhibit A (the “Release”) by no later than July 15, 2024 and (iii) your nonrevocation of the Release during the seven-day period immediately following the date that you sign and return this Agreement and the Release.
We are sincerely grateful for the contributions that you have made during your service with the Company. Please indicate your agreement to the terms of this letter by signing and dating below.
Very truly yours,

CARRIER GLOBAL CORPORATION

    By:    ____________________________
Name: Nadia Villeneuve
Title: SVP and Chief Human Resources Officer
I hereby accept the terms of this Agreement
and agree to abide by the provisions hereof:
_____________________________
Jurgen Timperman
Date: ________________